Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281565

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 10, 2025

(To Prospectus Supplement and Prospectus dated February 10, 2025)

INTRUSION, INC.

This Supplement No. 1 to Prospectus Supplement (this “Supplement No. 1”) amends and supplements the information in the prospectus supplement (the “ATM Prospectus Supplement”) to the registration statement on Form S-3 (File No. 333-281565) (the “Form S-3”) filed on January 31, 2025 and effective on February 10, 2025 of Intrusion, Inc. (“we,” “us” and “our”). This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the ATM Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. This Supplement No. 1 is not complete without and may only be delivered or utilized in connection with the ATM Prospectus Supplement, and any future amendments or supplements thereto.

We filed the ATM Prospectus Supplement to register the offer and sale of $50,000,000 of shares of our common stock, from time to time under the terms of an At Market Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (“B. Riley”) dated as of August 5, 2021, relating to the offer and sale of shares of our common stock. In accordance with the terms of the Sales Agreement, we could offer and sell shares of our common stock having an aggregate offering price of up to $50,000,000 at any time and from time to time through B. Riley, acting as sales agent or principal, in sales deemed to be “at the market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “ATM Program”). On June 6, 2025, the Sales Agreement was terminated, effective June 11, 2025. As of June 11, 2025, we have not sold any shares of our common stock pursuant to the ATM Program.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” on page S-10 of the ATM Prospectus Supplement and the prospectus contained in the Form S-3, any related free writing prospectus and other information contained or incorporated by reference in this Supplement No. 1 and the accompanying prospectus, before making a decision to invest in our securities.

The purpose of this Supplement No. 1 is to terminate our continuous offering under the ATM Prospectus Supplement and the Sales Agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement No. 1, the ATM Prospectus Supplement and the prospectus contained in the Form S-3. Any representation to the contrary is a criminal offense.

June 12, 2025